Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 24, 2022

Informatica Inc.
2100 Seaport Boulevard
Redwood City, California 94063

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Informatica Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 16,694,316 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), consisting of: (i) 13,911,930 Shares reserved for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 2,782,386 Shares reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.